EXHIBIT 99.1
                                                                ------------
                Touchstone Applied Science Associates Inc.
                          4 Hardscrabble Heights
                         Brewster, NY  10509-0382


For further Information:

At TASA:                                At The Investor Relations Company:
Andrew L. Simon, President & CEO        Mike Arneth or
845-277-8100                            Tad Gage
asimon@tasa.com                         (312) 245-2700

FOR IMMEDIATE RELEASE

               TOUCHSTONE APPLIED SCIENCE ASSOCIATES RECORDS
                   NON-OPERATING LIABILITY FOR 2003-2005


Brewster, NY, January 22, 2006 -- Touchstone Applied Science Associates, Inc. (OTCBB:TASA) announced it will file an amended 2005 Form 10KSB/A to reflect a liability in connection with employees' earned but unused vacation time in fiscal 2003, fiscal 2004 and fiscal 2005. These adjustments are non-cash and non-revenue items and relate solely to employees of TASA prior to the acquisition of Questar Educational Systems, Inc. in fiscal 2006.

"Over the past several years, accrued but unused vacation for TASA employees accumulated; and such there was a need to reflect the company's liability to cover these costs. The costs were previously realized only when paid," explained Andrew L. Simon, president. "It relates to the entire TASA employee base which is approximately 70 employees."

These liabilities will reduce net income before tax in fiscal 2005 by $70,725, in fiscal 2004 by $33,602 and in fiscal 2003 by $155,539. The company will record a balance sheet liability of $189,141 for fiscal 2004 and $259,866 for fiscal 2005. Fiscal 2004 will incur an opening balance liability adjustment of $155,539 to include the accumulated unused vacation previous to fiscal 2004. The recording of the liability reduces fully diluted earnings per share in fiscal 2005 from $0.16 to $0.14, in fiscal 2004 from $0.29 to $0.28 and in fiscal 2003 from $0.20 to $0.17.

About TASA
TASA, headquartered in Brewster, N.Y., offers a comprehensive suite of educational assessment solutions to states, schools, school districts and to third parties. As one of the nation's leading providers, TASA provides products and services that range from test design, development, calibration, and psychometric services through print production, distribution, scanning, scoring, reporting, and data analysis services, as well as readability analysis of written materials. To meet the requirements in electronic assessment, TASA offers on-line testing services to schools and educational entities in the K-12 market as well as customized assessment engines for curriculum providers. For more information, visit the company's website at www.tasa.com.


Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.